Exhibit 4.2

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of December 23, 2008, by and between A – 650 CALIFORNIA STREET, LLC, a Delaware limited liability company (“Landlord”), and TEXTAINER EQUIPMENT MANAGEMENT (U.S.) LIMITED, a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to Pivotal 650 California St., LLC, an Arizona limited liability company) and Tenant are parties to that certain Office Lease, dated August 8, 2001 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 23,111 rentable square feet (the “Leased Premises”) on the fifteenth (15th) and sixteenth (16th) floors of the building located at 650 California Street, San Francisco, California (the “Building”).

B.	The Lease by its terms shall expire on February 28, 2012 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of fifty-eight (58) months and shall expire on December 31, 2016 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Monthly Basic Rent. As of the date of this Amendment, the schedule of Monthly Basic Rent and Annual Basic Rent payable with respect to the Leased Premises during the remainder of the initial Lease Term and the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Basic Rent	Monthly Basic Rent
1/1/09 – 12/31/09	23,111	$48.00	$1,109,328.00	$92,444.00
1/1/10 – 12/31/10	23,111	$49.00	$1,132,439.04	$94,369.92
1/1/11 – 12/31/11	23,111	$50.00	$1,155,549.96	$96,295.83
1/1/12 – 12/31/12	23,111	$51.00	$1,178,661.00	$98,221.75
1/1/13 – 12/31/13	23,111	$52.00	$1,201,772.04	$100,147.67
1/1/14 – 12/31/14	23,111	$53.00	$1,224,882.96	$102,073.58
1/1/15 – 12/31/15	23,111	$54.00	$1,247,994.00	$103,999.50
1/1/16 – 12/31/16	23,111	$55.00	$1,271,105.04	$105,925.42

All such Monthly Basic Rent and Annual Basic Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Expenses. During the remainder of the initial Term, Tenant shall pay for Tenant’s Share of Expenses in accordance with the terms of the Lease. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Share of Expenses in accordance with the terms of the Lease; provided, however, that during such period the Base Year for the computation of Tenant’s Share of Operating Costs is amended from 2002 to 2012. If the Building is less than 100% occupied during all or a portion of any year (including the Base Year), Landlord shall make an appropriate adjustment to the variable components of Base Operating Cost for such year (including the Base Year) as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Base Operating Cost that would have been paid had the Building been 100% occupied, and the amount so determined shall be deemed to have been the amount of Base Operating Cost for such year.

5.	Improvements to Leased Premises.

5.1	Condition of Leased Premises. Tenant is in possession of the Leased Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2	Responsibility for Improvements to Leased Premises. Following the date of this Amendment, Tenant may perform improvements (the “Tenant Improvements”) to the Leased Premises in accordance with the terms of Section 7.2 of the Lease and Tenant shall be entitled to an improvement allowance in connection with such Tenant Improvements as more fully described in Section 5.3 of this Amendment.

5.3	Improvement Allowance.

5.3.1	All Tenant Improvements to the Leased Premises shall be done in strict accordance with the terms and provisions of Section 7.2 of the Lease; provided, however, that the supervision fee of ten percent (l0%) referenced therein is hereby revised to be five percent (5%) of the total amount invoiced by Tenant’s general contractor for performance of the Tenant Improvements. Such general contractor shall be selected by Tenant from a list of general contractors supplied by Landlord (or, if Tenant’s proposed general contractor is not listed as a pre-approved general contractor, such general contractor shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed), and Tenant shall deliver to Landlord notice of its selection of the contractor upon such selection. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Leased Premises. If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America. Subject to the terms and provisions hereof, Landlord agrees to contribute an amount not to exceed Four Hundred Sixty-Two Thousand Two Hundred Dollars ($462,200.00) (representing an amount equal to $20.00 per rentable square foot of the entire Leased Premises) toward the hard and soft costs associated with such Tenant Improvements (the “Improvement Allowance”).

5.3.2

Periodically during the design and construction of the Tenant Improvements, but not more frequently than once a month, Tenant shall deliver to Landlord: (i) a request for payment approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Leased Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices for labor rendered and materials delivered to the Leased Premises; (iii) appropriate executed progress mechanics’ lien releases which comply with the applicable provisions of California law, and unconditional releases (with respect to payments previously made); and (iv) all other information reasonably requested in good faith by Landlord. On or before the date that is thirty (30) days following Landlord’s receipt and approval of Tenant’s application for payment, Landlord shall deliver a check to Tenant made payable Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) (it being agreed that the Final Retention referenced herein shall not be duplicative of any retention held by Tenant’s general contractor) and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with any plans, specification or drawings approved by Landlord, or due to any substandard work, or for any other reason; provided, however, that no such retention shall be duplicative of the retention Tenant may withhold pursuant to its agreement with its general contractor and no such deduction shall be applicable to amounts due to Tenant’s consultants, architects, suppliers of materials or other contractors who are performing review and/or consulting services (as opposed to contractors or vendors who are performing work at the Building), or for Non-Construction Allowance Items, or any amounts requested pursuant to Section 5.3.3. A check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements in the Leased Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with California law, and (ii) Landlord has determined, in good faith, that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building. Notwithstanding the foregoing, with respect to fees and expenses of any architects, engineers or any other pre-construction items for which the payment scheme set forth in item (ii) or (iii) of the immediately preceding sentence is not applicable (collectively, the “Non-Construction Allowance Items”), Landlord shall make disbursements of the Improvement Allowance therefor on a monthly basis following Landlord’s receipt of invoices and other reasonable evidence that Tenant has incurred the cost for the applicable Non-Construction Allowance Items, (unless Landlord has received a preliminary notice in connection with such costs, in which event conditional lien releases must be submitted in connection with such costs) and such other information and documentation reasonably required by Landlord.

5.3.3	Notwithstanding anything herein to the contrary, Tenant shall be entitled to apply up to Seventy Thousand Dollars ($70,000.00) of the Improvement Allowance toward a previously completed upgrade to the 16th floor computer room electrical and air conditioning systems, which amount shall be disbursed by Landlord within thirty (30) days following receipt by Landlord of invoices or other reasonable documentary evidence that Tenant has incurred the cost for the item(s) for which Tenant is seeking reimbursement (unless Landlord has received a preliminary notice in connection with any such costs, in which event conditional lien releases must be submitted in connection with the same).

5.3.4	If Tenant does not submit a request for payment of the entire Improvement Allowance to Landlord in accordance with the provisions contained in this Amendment by March 31, 2010, then any portion of the Improvement Allowance which has not theretofore been requested shall accrue to the sole benefit of Landlord, it being agreed that, subject to the following, Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

5.3.5	Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Leased Premises (collectively, the “Construction Procedures”), which Specifications have been received by Tenant. The Tenant Improvements shall comply with the Specifications for all Tenant Improvement components which have been pre-approved by Landlord. With respect to all other Tenant Improvement components, Tenant shall utilize materials and finishes which are not of lesser quality than the Specifications. Landlord may make changes to the Specifications for the Construction Procedures from time to time.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Notice Addresses. Landlord’s Address set forth in the Basic Lease Information of the Lease is hereby deleted in its entirety and replaced by the following:

“Landlord’s Notice Address and Rent Payment Address:

A – 650 CALIFORNIA STREET, LLC

c/o CAC Real Estate Management Co., Inc.

650 California Street, 15th Floor

San Francisco, California 94108

Attention: Building Manager

with a copy of any notices to:

c/o AEW Capital Management, LP

601 South Figueroa Street, Suite 2150

Los Angeles, California 90017

Attention: Asset Manager

and:

AEW Capital Management, LP

World Trade Center East

Two Seaport Lane

Boston, Massachusetts 02210-2021

Attention: General Counsel”

6.2	Waivers. Tenant hereby waives any and all rights under and benefits of subsection I of Section 1932, Sections 1941 and 1942 (Repairs and Alterations), 1995.310 (Assignment), and 1950.7 (Security Deposit) of the California Civil Code, and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor Laws now or hereinafter in effect.

6.3	Remedies. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS I174 (c) AND I179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. LANDLORD AND TENANT EACH ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE, AS HEREBY AMENDED.

7.	Miscellaneous.

7.1	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Leased Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall be bound by this Amendment unless and until both parties have executed and delivered the same.

7.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized items are defined therein and not redefined in this Amendment.

7.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker other than TRI Commercial Real Estate Services, Inc. in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker other than The CAC Group in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

7.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Landlord and Tenant each represent and warrant to the other that, to the best of their respective knowledge, such party is not (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

A– 650 CALIFORNIA STREET, LLC, a Delaware limited liability company		TEXTAINER EQUIPMENT MANAGEMENT (U.S. LIMITED, a Delaware corporation

By:	/s/ Illegible	By:	/s/ John A. Maccarone
Name:		Name:	John A. Maccarone
Title:	Authorized Signatory	Title:	President and CEO
Dated:	1/5, 2009	Dated:	23 Dec, 2008